January 29, 1998



Securities and Exchange Commission
Washington DC  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934 we are transmitting herewith the attached Schedule
13G amendment.

Sincerely,



Calvin S. Koonce
President
Koonce Securities Inc.
6550 Rock Spring Drive
Suite 600
Bethesda  MD  20817

Schedule 13G

(Amendment No. 9)

HICKOK INCORPORATED  IRS # 34-0288470

CLASS A $1.00 PAR VALUE

CUSIP  428830103



ITEM #1
	NAME OF REPORTING PERSON
	S.S. OR IRS NUMBER OF ABOVE PERSON

				Koonce Securities Inc.
				Tax ID 52-1175998


ITEM #2

	NOT APPLICABLE



ITEM #3
	SEC USE ONLY



ITEM #4
	CITIZENSHIP OF PLACE OF ORGANIZATION

			Maryland



ITEM #5
	SOLE VOTING POWER

		124,039



ITEM #6
	SHARED VOTING POWER

		NONE


ITEM #7
	SOLE DISPOSITIVE POWER

		124,039


ITEM #8
	SHARED DISPOSITIVE POWER

		NONE


ITEM #9
	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		124,039


ITEM #10

		NOT APPLICABLE


ITEM #11
	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

			16.8%


ITEM #12
	TYPE OF REPORTING PERSON

		BD

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Calvin S. Koonce
President
Koonce Securities, Inc.

January 29, 1998